MORGAN KEEGAN, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON NOVEMBER 21, 1995

  NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of the Shareholders of Morgan Keegan, Inc. (the "Annual Meeting") will be held at the offices of Morgan Keegan, Inc. (the "Company"), Twenty-First Floor, Morgan Keegan Tower, 50 Front Street, Memphis, Tennessee 38103 on Tuesday, November 21, 1995, at 10:00 a.m., local time, for the following purpose:

     1. To elect directors to serve for the ensuing year or until their successors have been duly elected and qualified;

  Only shareholders of the Company of record as of the close of business on September 29, 1995, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

  There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the meeting and the above proposal.

                                          BY ORDER OF THE BOARD OF
DIRECTORS


                                                   JOSEPH C. WELLER
                                                   Secretary

October 16, 1995

                           IMPORTANT

        Shareholders who do not expect to attend the meeting are requested to complete, date, sign and return the accompanying proxy in the enclosed envelope. Sharehold-ers who attend the meeting may vote in person even if they have already sent in a proxy.

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                              MORGAN KEEGAN, INC.
                                PROXY STATEMENT
                              GENERAL INFORMATION

  THIS PROXY STATEMENT is provided in connection with the solicitation of proxies by the Board of Directors of Morgan Keegan, Inc. (the "Company") for use at the annual meeting of shareholders to be held on November 21, 1995, (the "Annual Meeting") and any adjournment thereof. The mailing address of the principal executive offices of the Company is Morgan Keegan Tower, 50 Front Street, Memphis, Tennessee 38103. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about October 24, 1995.

The Proxy

     The solicitation of proxies is being made primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph, telecopier or personally by officers and employees of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the spaces provided on the Proxy Form, or, if no specification is made, it will be voted in accordance with the terms thereof.

     Common Shares represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions on such proxies. If no instruction is indicated on the proxy, the named holders of the proxies will vote such common shares FOR all director nominees named in this Proxy Statement. The named holders of proxies also will use their discretion in voting the Common Shares in connection with any other business that properly may come before the Annual Meeting.

Voting Rights
     On March 9, 1984, Morgan, Keegan & Company, Inc. (the "Brokerage Company") became a subsidiary of the Company, a holding Company, pursuant to a plan of reorganization (the "Reorganization") approved by the shareholders of the Brokerage Company and the Company. Pursuant to the Reorganization, the shareholders of the Brokerage Company received shares of common stock of the Company, $.625 par value, on a share-for-share basis in exchange for the common stock of the Brokerage Company.

     Each outstanding share is entitled to one vote. Only shareholders of record at the close of business on September 29, 1995 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the close of business on September 29, 1995, the Company had outstanding 20,168,703 shares of common stock $.625 par value per share (the "Common Shares"). Of the total number of outstanding Common Shares on September 29, 1995, the Directors and Executive Officers of the Company, consisting of eight persons, owned 5,299,104 shares comprising 26.3% of the total.
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                                    REQUIRED VOTE

  Approval of each matter submitted to the Shareholders of the Company for a vote at the Annual Meeting will require the affirmative vote of a majority of the Common Shares voting at the Annual Meeting in person or by proxy.

                      OWNERSHIP OF THE COMPANY'S COMMON SHARES

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as of September 29, 1995, regarding each person known to the Company to be the beneficial owner of more than five percent of its Common Shares:

NAME AND ADDRESS            AMOUNT AND NATURE
 OF BENEFICIAL                OF BENEFICIAL         PERCENT OF CLASS(1)
    OWNER                       OWNERSHIP
Allen B. Morgan, Jr.            2,471,059(2)                 12.3%
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103

Joseph C. Weller                1,077,453(3)                  5.3%
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103

____________________________

(1) Based on 20,168,703 Common Shares outstanding at September 29, 1995.

(2) Excludes 56,097 shares owned by Mr. Morgan's spouse over which shares Mr. Morgan has no voting power or investment power and in which Mr. Morgan disclaims any beneficial ownership. Includes 72,912 shares held by Mr. Morgan as custodian or Trustee for his minor children over which shares Mr. Morgan has sole voting power and investment power.

(3) Includes 45,000 shares owned by Mr. Weller's spouse.

Security Ownership of Management

  The following table sets forth the beneficial ownership of the Company's Common Shares as of September 29, 1995 by (i) each director,
(ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and Executive Officers as a group:
PAGE

   NAME OF                     AMOUNT AND NATURE
BENEFICIAL OWNER                 OF BENEFICIAL         PERCENT OF CLASS
                                   OWNERSHIP
Allen B. Morgan, Jr.            2,471,059(1)               12.3%

William W. Deupree, Jr.            763,824                  3.8%

John W. Stokes, Jr.                740,074(2)               3.7%

Joseph C. Weller                 1,077,453(3)               5.3%

Kenneth F. Clark, Jr.               50,500(4)                 *

Donald Ratajczak, Ph.D.             64,575(5)                 *

Peter S. Willmott                   85,497(4)                 *

James E. Harwood, III               46,122(6)(7)              *

All Director, Nominees and       5,299,104                 26.3%
Executive Officers as a Group
(8 Persons)

_______________

(1) Excludes 56,097 shares owned by Mr. Morgan's spouse over which shares Mr. Morgan has no voting power or investment power and in which Mr. Morgan disclaims any beneficial ownership. Includes 72,912 shares held by Mr. Morgan as custodian or Trustee for his minor children over which shares Mr. Morgan has sole voting power and investment power.

(2) Includes 22,500 shares owned of record by Mr. Stokes' spouse.

(3) Includes 45,000 shares owned of record by Mr. Weller's spouse.

(4) Includes option to purchase 40,500 shares pursuant to the Company's 1991 Directors Stock Option Plan which have not been exercised.

(5) Includes option to purchase 31,500 shares pursuant to the Company's 1991 Directors Stock Option Plan which have not been exercised.

(6) Includes 3,375 shares owned by the estate of Mr. Harwood's deceased father, over which shares Mr. Harwood has sole voting power and investment power as executor of said estate.

(7) Includes option to purchase 36,000 shares pursuant to the Company's 1991 Directors Stock Option Plan which have not been exercised.

*   Represents less than one 1% of total outstanding Common Shares.


                                  (Proposal No.1)

                                Election of Directors

Committees and Meetings of the Board of Directors

  The business of the Company is under the general management of its Board of Directors as provided by the Company's by-laws and the laws of Tennessee, the Company's state of incorporation. The Board of Directors meets quarterly during the Company's fiscal year. There are presently eight directors.

  The Board of Directors held four meetings during fiscal 1995, and all directors attended all of the meetings.

  The Company does not have a standing Nominating Committee or a Compensation Committee of its Board of Directors. The Compensation Committee of the Brokerage Company ("Compensation Committee") determines the compensation for all of the employees, including officers of the Company (see "Report of the Brokerage Company Compensation Committee"). The entire Board of Directors serves in the capacity of a Nominating Committee. The Board of Directors will accept recommendations for director nominations from shareholders, and shareholders wishing to propose such nominees for consideration should write to Joseph C. Weller, Secretary, at the principal executive office of the Company.

  The Company has a standing Audit Committee of its Board of Directors composed entirely of directors who are not officers or employees of the Company or the Brokerage Company ("Independent Directors"). During fiscal 1995, the Audit Committee consisted of Kenneth F. Clark, Jr., Donald Ratajczak, Peter S. Willmott (Chairman) and James E. Harwood,
III. The Audit Committee's function is to determine that the Company's assets are properly accounted for and safeguarded and that adequate operating, accounting and financial controls, consistent with Company policy, regulatory requirements and accepted accounting practice are in existence and adequately functioning. The Audit Committee also may make recommendations to the Board of Directors concerning the engagement of independent accountants to audit the books, records and accounts of the Company and its subsidiaries. The Audit Committee met four times during the past fiscal year.

Compensation of Directors

  Directors who are employees of the Company or one of its subsidiaries do not receive additional remuneration as directors. Independent Directors receive an annual retainer of $6,000, fees of $1,500 for each board meeting, and $500 for each committee meeting attended, and are annually granted options to acquire up to 9,000 Common Shares pursuant to the Company's 1991 Directors Stock Option Plan.
PAGE
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
Nominees for Directors

  The Company's bylaws provide for the election of all directors on an annual basis. The Board of Directors proposes to nominate the following eight individuals, each of whom is currently a director of the Company, for election to serve as directors of the Company for the ensuing fiscal year.



ALLEN B. MORGAN, JR., 53, is the Chairman of the Board and Chief Executive Officer of the Company, positions he has held since 1983. He has also been Chairman of the Board, Chief Executive Officer, employee and Director of the Brokerage Company since 1969. Mr. Morgan is President and a Director of Morgan Keegan Southern Capital Fund and a Director of Catherine's Stores, Inc. (member of Compensation Committee). He has been a Director of the Company since 1983.

Committees:  None



WILLIAM W. DEUPREE, JR., 54, is the President of the Company and the President and Chief Operating Officer of the Brokerage Company, positions he has held since 1985. He has also been an employee and Director of the Brokerage Company since 1974, and is Chairman of Morgan Trust Company. Mr. Deupree is a director of NSA International, Inc. (member of Compensation Committee) and Equity Inns, Inc. He has been a Director of the Company since 1983.

Committees:  None



JOHN W. STOKES, JR., 58, is the Vice President of the Company, Vice Chairman of the Brokerage Company and President of the Equity Capital Markets Division of the Brokerage Company, positions he has held since 1983. He has been an employee and Director of the Brokerage Company since 1970. Mr. Stokes is a director of O'Charley's, Inc. (member of Compensation Committee) and RFS Hotel Investors, Inc. He has been a Director of the Company since 1983.

Committees:  None



JOSEPH C. WELLER, 56, is the Secretary, Treasurer and Chief Financial Officer of the Company, positions he has held since 1983. He has also been an Executive Vice President and the Treasurer and Chief Financial Officer, employee and Director of the Brokerage Company since 1969. Mr. Weller has been a Director of the Company since 1983.

Committees:  None
PAGE
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


KENNETH F. CLARK, JR., 68, is a Counsel to the Memphis office of the Louisville, Kentucky law firm of Wyatt, Tarrant & Combs, a position held since October 1, 1995. From September 1, 1994 to October 1, 1995, Mr. Clark was a Member in the Memphis law firm of McDonnell Dyer, P.L.C. From July 1990 to September 1, 1994, Mr. Clark was a partner in the Memphis law firm of McDonnell Boyd. He was a Partner in the law firm of Boone, Wellford, Clark, Langschmidt & Apperson for more than 10 years prior thereto. Mr. Clark has been a Director of the Company since 1984.

Committees:  Audit



DONALD RATAJCZAK, Ph. D., 53, is the Director of the Economic
Forecasting Project at Georgia State University in Atlanta, is a
Director of Morrison Restaurants Inc. and a Trustee of AIM High Yield Fund, positions he has held for several years. He has been a consulting economist to the Company and other businesses for more than five years. Dr. Ratajczak has been a Director of the Company since 1984.

Committees:  Audit



PETER S. WILLMOTT, 58, is the Chairman and Chief Executive Officer of Willmott Services, Inc., a retail and consulting firm, positions held since June 1989. He was Chairman of Carson Pirie Scott & Company, a retail merchandising, food service and lodging concern, from June 1984 until June 1989, and was President and Chief Executive Officer of same from June 1983 to June 1989. He was President and Chief Operating Officer of Federal Express Corporation from September 1980 to May 1983. Mr. Willmott is a Director of Browning-Ferris Industries, Inc., Federal Express Corporation, International Multifoods Corporation, MacFrugal's Bargains & Close-Outs, Inc., Maytag Corporation and Zenith Electronics Corporation. He has been a Director of the Company since 1991.

Committees:  Audit (Chairman)



JAMES E. HARWOOD, III, 59, is President of Sterling Equities, Inc., a business planning, capital and management services firm founded by him in 1991. He was corporate vice-president of Schering Plough Corporation, a pharmaceutical and health care products concern, from 1988 until 1990, and was the president of Scholl, Inc., a subsidiary of Schering Plough Corporation from 1983 until 1987, and an employee thereof from 1980 until 1987. He held various executive positions with Conwood Corporation from 1960 until 1980. Mr. Harwood is a director for Leader Financial Corporation and American Maize Products, Inc. He has been a Director of the Company since 1991.

Committees:  Audit

  Unless a shareholder specifies otherwise, it is intended that such shareholder's shares will be voted FOR the election of the foregoing nominees to serve as directors until the next annual meeting and until their successors are elected and qualified. If any nominee shall become unavailable or unwilling to serve the Company as a director for any reason, the persons named in the Proxy Form are expected to consult with the management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve as a director of the Company if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF
PROPOSAL NO. 1

PAGE

Business Relationships Between Company and Nominees

  Mr. Clark is counsel to the law firm of Wyatt, Tarrant & Combs. The Company and the Brokerage Company have retained McDonnell Dyer, P.L.C. (which was dissolved effective October 1, 1995, with several members (including Mr. Clark) joining Wyatt, Tarrant & Combs on that date) during the past fiscal year and propose to retain Wyatt, Tarrant & Combs during the present fiscal year as special counsel on select matters.

  The Brokerage Company has retained Dr. Ratajczak as a consulting economist to provide consulting services to it and its customers. Dr. Ratajczak was so retained during the past fiscal year, and the Brokerage Company proposes to retain Dr. Ratajczak in such capacity during the current fiscal year.

Certain Transactions with Management

  During the period from August 1, 1994 through July 31, 1995, except for indebtedness as margin account customers of the Brokerage Company, no director or executive officer was indebted to the Company in excess of $60,000. The indebtedness of directors and executive officers as margin account customers was as a result of debit balances in margin accounts. Such indebtedness was incurred in transactions which were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for services rendered for each of the Company's last three fiscal years, of the Chief
Executive Officer and its other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

PAGE
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

                          SUMMARY COMPENSATION TABLE
                                                       LONG-TERM COMPENSATION
                           ANNUAL COMPENSATION           AWARDS    PAYOUTS
                                                                          ALL(7)
NAME AND                                       RESTRICTED                OTHER
PRINCIPAL     YEAR   SALARY    BONUS(1)  OTHER   STOCK  OPTIONS LTIP    COMPEN-
POSITION               ($)        ($)     ($)  AWARDS(2) /SARs PAYOUTS  SATION
                                                  ($)      (#)   (#)       ($)
Allen B.       1995  $130,000  $  790,259   0  $45,152(3)   0    0     $1,574
Morgan, Jr.,   1994   130,000   1,206,327   0  $48,581      0    0      1,549
CEO            1993   130,000   1,071,660   0  $41,463      0    0      1,523

William W.     1995  $110,000  $  690,000   0  $29,700(4)   0    0     $1,574
Deupree, Jr.,  1994   110,000     945,000   0  $37,700      0    0      1,599
President      1993   110,000     911,673   0  $26,439      0    0      1,523

John W. Stokes 1995  $110,000  $  857,475   0  $46,307(5)   0    0     $1,574
Jr., Vice      1994   110,000   1,435,278   0  $49,478      0    0      1,549
President      1993   110,000   1,157,232   0  $40,888      0    0      1,523

Joseph C.      1995  $110,000  $  690,000   0  $29,560(6)   0    0     $1,574
Weller,        1994   110,000     945,000   0  $38,688      0    0      1,549
Secretary      1993   110,000     911,660   0  $32,748      0    0      1,523

(1) Includes commissions earned on brokerage business as registered sales representatives of the Brokerage Company. See "Report of Brokerage Company Compensation Committee."

(2) Excludes dividends paid in respect of restricted stock at the same rate as paid in respect of all outstanding Common Shares.

(3) Mr. Morgan held 21,192 shares of restricted stock as of July 31, 1995. The total value of those shares, determined based on the closing market price of the Common Shares as of the date of each grant, is $163,215. Dividends will be paid on the restricted stock granted during the 1995 fiscal year.

(4) Mr. Deupree held 14,106 shares of restricted stock as of July 31, 1995. The total value of those shares, determined based on the closing market price of the Common Shares as of the date of each grant, is $109,827. Dividends will be paid on the restricted stock granted during the 1995 fiscal year.

(5) Mr. Stokes held 20,353 shares of restricted stock as of July 31, 1995. The total value of those shares, determined based on the closing market price of the Common Shares as of the date of each grant, is $158,264. Dividends will be paid on the restricted stock granted during the 1995 fiscal year.

(6) Mr. Weller held 15,436 shares of restricted stock as of July 31, 1995. The total value of those shares, determined based on the closing market price of the Common Shares as of the date of each grant, is $119,287. Dividends will be paid on the restricted stock granted during the 1995 fiscal year.

(7) The amounts listed in this column are the amounts of matching contributions made by the Company to the Revised Profit Sharing and Retirement Savings Plan on behalf of the Executive Officers.

                         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company has adopted a Supplemental Executive Retirement Plan ("SERP") for the benefit of executive officers and key employees of the Company and its subsidiaries. The SERP is an unfunded, non-qualified deferred compensation plan which provides for the payment of supplemental retirement benefits to participants upon normal retirement, disability retirement or death after reaching age 55 and completing at least 20 years of employment with the Company or its subsidiaries.

  Benefits under the SERP will not be paid to or will cease with respect to (if applicable) any participant whose employment terminates prior to the participant's attaining age 55 or 20 years of service, if such termination is for cause, for acts of willful malfeasance or gross negligence or for violation of the non-competition provisions of the SERP. Benefits are payable out of the general assets of the Company.

  Participation in the SERP is determined by the Board of Directors of the Company, and the SERP is administered by an ad hoc committee consisting exclusively of Independent Directors. Current participants are Messrs. Morgan, Deupree, Stokes and Weller. The benefit payable from the SERP is a monthly benefit, payable for 120 months based on the participant's age at the date of termination of his employment, as follows:

               ATTAINED AGE
                   UPON                            MONTHLY
               TERMINATION                         BENEFITS
               62 or older                          $8,333
                  61                                $7,917
                  60                                $7,500
                  59                                $7,083
                  58                                $6,667
                  57                                $6,250
                  56                                $5,833
               55 or younger                        $5,417

The estimated annual benefit to any participant who retires at the normal retirement age of 65 is $100,000.
PAGE
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
                           REPORT OF THE BROKERAGE COMPANY
                               COMPENSATION COMMITTEE

Compensation of Officers and Employees, Generally

  The Compensation Committee of the Brokerage Company determines the compensation for all officers and employees of the Company and its subsidiaries, including the Executive Officers. The Company does not have a compensation committee. The following report is given by the Brokerage Company's Compensation Committee.

  The Brokerage Company strives to offer to officers and key employees compensation packages that are not only competitive with packages offered by other regional brokerage firms but that also encourage a high level of individual productivity, with a view toward retaining the highest quality personnel available. The Compensation Committee's policy is to base a substantial portion of each Executive Officer's annual compensation upon his individual productivity, the performance of the Company and its subsidiaries and such officer's contribution to the overall success of the Company during the fiscal year. Compensation of Executive Officers consists of the following elements:

  Base Salary. The base salaries of the Company's Executive Officers have remained the same for the more than five fiscal years. The Compensation Committee has researched the base salaries of executive officers in other firms in the securities brokerage industry and believes the Company's salary levels to be very comparable to other regional brokerage firms.

  Incentive Compensation. Incentive bonuses are routinely paid to those persons making significant contributions to the profitability of the Company and its subsidiaries. The Brokerage Company maintains several bonus pools which are distributed among officers and employees by the Compensation Committee, based upon such factors as gross commission production, contribution to the net income of the Company, new client development, contribution to Company management and long-range planning, management of individual profit centers and demonstrated firm leadership. Bonuses are distributed to a broad cross-section of employees of the Company and its subsidiaries, with 487 employees having received bonuses totaling approximately $22.6 million for the 1995 fiscal year (approximately 20% less than the aggregate bonuses for the 1994 fiscal year). Of such bonuses for the 1995 fiscal year, approximately $3.0 million was paid to the Executive Officers which was approximately 33% less than the total bonus compensation of the Executive Officers for the 1994 fiscal year. The lower aggregate bonus compensation to Executive Officers was in response to an approximately 25% decrease in the Company's earnings from fiscal 1994 to fiscal 1995. Messrs. Morgan, Deupree and Stokes, in addition to performing responsibilities as Executive Officers and senior management of the Company, maintain day-to-day client relationships and, consequently, conduct significant levels of brokerage business on behalf of clients of the Brokerage Company. An element of their incentive compensation is PAGE their respective share of brokerage commissions from their selling efforts, which for the fiscal year ended July 31, 1995 amounted to approximately $1,000,000 or 43.5% of their approximately $2.3 million total incentive compensation paid to those three Executive Officers.

  Restricted Stock Awards. Pursuant to the Company's 1983, 1985 and 1994 Restricted Stock and Incentive Stock Option Plans, the Company periodically awards shares of restricted stock to officers and key employees of the Company and its subsidiaries. Restricted stock must be returned to the Company if the recipient forfeits such shares by reason of termination of employment within a fixed period established by the Compensation Committee. After the expiration of any of any restriction period, the recipient owns such shares free of restrictions. The number of shares awarded to a particular recipient is subjectively determined by the Compensation Committee, which considers gross revenue production, contribution to the net income of the Company, new client development, management contribution and demonstrated leadership, among other things, in determining the number of shares to be granted to a particular person.

  The Company believes that restricted stock awards are a key element in the overall compensation packages of officers and key employees because such awards recognize productivity and profitability while at the same time giving recipients a vested long-term interest in the success of the Company through stock ownership. Consequently, the Company routinely grants restricted stock to a broad cross-section of employees of the Company's subsidiaries, with approximately 23% of such employees having received awards during the 1995 fiscal year. Each Executive Officer received an award of restricted stock in 1995, in the aggregate amount of 18,269 shares, which constituted approximately 5.8% of all shares of restricted stock granted.

Compensation of Chief Executive Officer

  Mr. Morgan's base salary has remained at $130,000 per year for the last five years, consistent with the Compensation Committee's and Board of Directors' view that the Company should continue to place greater emphasis on incentive and production-based compensation for Executive Officers tied to the financial and strategic performance of the Company.

  Other cash compensation paid to Mr. Morgan in 1995 consisted of $790,259 of incentive compensation based on the overall performance of the Company and his role in achieving such performance, of which approximately 33% was attributable to Mr. Morgan's share of commissions on brokerage business conducted by him. In addition to the foregoing, Mr. Morgan was granted 5,473 shares of the Company's restricted stock during 1995, which shares had a value at the time of grant of approximately $45,152.

Mr. Morgan presided over a profitable year for the Company despite difficult securities markets which produced losses or below average profits at other brokerage firms. Lipper Analytical ranks Morgan Keegan as one of the top 10 securities firms in pre-tax operating margin,
return on average equity and per-tax return on average assets. From December 1990 until August 1995, shares of Morgan Keegan common stock have appreciated in value 759%, more than triple the group average for investment firms. The Compensation Committee determined Mr. Morgan's incentive bonus based primarily upon the foregoing factors and his continued high level of personal productivity and commitment to the success of the Company. However, Mr. Morgan's incentive compensation for the 1995 fiscal year was approximately 39% less than for the 1994 fiscal year, compared to a decline in earnings of approximately 25% from fiscal 1994 to fiscal 1995. The Compensation Committee believes Mr. Morgan's compensation to be commensurate with the compensation paid to the chief executive officers of corporations within the Company's peer group.


             Compensation Committee               Independent Directors

             Allen B. Morgan, Jr.                 Kenneth F. Clark, Jr.
             William W. Deupree, Jr.              James E. Harwood III
             John W. Stokes, Jr.                  Donald Ratajczak
             Joseph C. Weller                     Peter S. Willmott





                           COMPENSATION COMMITTEE INTERLOCKS
                              AND INSIDER PARTICIPATION

  The Company does not have a compensation committee, and the Compensation Committee of the Brokerage Company makes all decisions regarding executive compensation. The members of the compensation committee of the Brokerage Company are Messrs. Morgan, Deupree, Stokes and Weller, all of whom are Executive Officers and each of whom during the 1995 fiscal year participated in deliberations regarding Executive Officers' compensation.
PAGE

                                 PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total shareholder return on its Common Shares for a five year period (August 1, 1990 to July 31, 1995) with the cumulative total return of the Standard & Poor's 500 Stock Index and the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index ("Lipper Regional") over the same period (assuming the investment of $100 in each on August 1, 1990, and the reinvestment of all dividends). The Lipper Regional is comprised of 15 publicly held regional securities firms.

                     1990      1991      1992      1993      1994      1995
Morgan Keegan        $100      $176      $350      $500      $526      $800

S&P 500 Stock Index  $100      $113      $127      $138      $145      $183

Lipper Regional      $100      $142      $203      $269      $263      $395

PAGE

                         SHAREHOLDER PROPOSALS FOR 1995

  Pursuant to the Securities Exchange Act of 1934, shareholder proposals intended to be presented at the 1996 annual meeting of shareholders of the Company must be received by the Company at its executive offices on or before July 15, 1996.

                  RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTS

  Ernst & Young, LLP has served as auditors for the Company and its subsidiaries for many years and will continue to so serve until and unless changed by action of the Board of Directors. It has not been the practice of the Company, and it is not required by its Charter or By-Laws, to submit the Company's selection of auditors to the shareholders for ratification.

  A partner of Ernst & Young, LLP is expected to be present at the annual meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be brought before the meeting. If any other matters properly come before the meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

                          INCORPORATION BY REFERENCE

  The consolidated financial statements of the Company, included in the Company's 1995 Annual Report which accompanies this Proxy Statement, are hereby incorporated by reference into this Proxy Statement as if stated verbatim herein.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                  JOSEPH C. WELLER
                                                  Secretary

October 16, 1995